EXHIBIT 10.1
PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
July 24, 2008
Michael D. Price
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
Dear Michael:
     This letter agreement (the “Letter Agreement”) will confirm the terms and conditions of your employment with Platinum Underwriters Holdings, Ltd. (the “Company”) following the Effective Date (as defined below).
1. Term of Employment.
     Your employment hereunder shall commence on August 1, 2008 (the “Effective Date”) and, subject to termination as provided in Section 11 hereof, shall end on July 31, 2011. Such employment period shall hereinafter be referred to as the “Term.”
2. Title and Duties.
     During the Term, you will serve as Chief Executive Officer of the Company. You will have such duties, responsibilities, power and authority as those normally associated with such position, plus any additional duties, responsibilities, power and authority assigned to you by the Board of Directors of the Company (the “Board”).
3. Base Salary.
     During the Term, the Company shall pay you a base salary (“Base Salary”) at an annual rate of US$750,000, payable in cash in accordance with the Company’s payroll practices as in effect from time to time.

4. Annual Bonus.
     During each calendar year of the Term, you shall be eligible for an annual performance bonus (“Annual Bonus”) pursuant to the terms of the Company’s Amended and Restated Annual Incentive Plan (the “AIP”). Your Annual Bonus shall have an incentive target equal to US$1,500,000 (the “Target Bonus”). The actual Annual Bonus paid to you shall equal the Target Bonus multiplied by the “Performance Bonus Multiplier” as defined in the AIP (the “Formula Bonus Amount”); provided, however, that the Compensation Committee of the Board (the “Committee”) in its sole discretion may reduce the actual Annual Bonus paid to you by an amount that is no greater than 20% of the Formula Bonus Amount. The Performance Bonus Multiplier shall be a percentage, ranging from 0% to 200%, depending on the “Performance Goals” relative to the “Performance Criteria,” as such terms are defined in the AIP, all as established by the Committee for all participants in the AIP. Your Annual Bonus shall be paid in accordance with the terms of the AIP following the end of the calendar year to which it relates, subject to such terms and conditions as the Committee shall require. Pursuant to the terms of the AIP, payment of your Annual Bonus shall be made in cash, restricted share units or a combination thereof, as may be determined by the Committee in its sole discretion at the time of payment. Notwithstanding the foregoing or anything in the AIP to the contrary, (i) as long as you are in compliance with the Share Ownership Guidelines adopted by the Board (as they may be amended from time to time by the Board, the “Guidelines”), the Annual Bonus shall be paid 100% in cash, and (ii) you shall be entitled to receive a prorated Annual Bonus for the period from January 1, 2011 through July 31, 2011 in cash in an amount equal to 7/12ths of the Formula Bonus Amount for 2011, subject to a reduction of up to 20% in the sole discretion of the Committee, payable at the time provided for in Section 15 hereof (the “2011 Bonus Payment”), provided that such payment shall be conditioned upon compliance with Section 16 hereof.
5. Restricted Share Award.
     As of the Effective Date, you shall be granted by the Company under the Company’s 2006 Share Incentive Plan (the “2006 Plan”) an award of restricted shares with respect to 100,000 common shares, par value US$0.01 per share, of the Company (the “Common Shares”) that vest in three equal installments on July 31 of each of 2009, 2010 and 2011 (the “Restricted Share Award”). The terms of the Restricted Share Award shall be provided for in a Restricted Share Award Agreement between you and the Company, substantially in the form attached hereto as Exhibit A. You shall not be eligible for additional equity awards during the Term except as otherwise provided in this Letter Agreement.
6. Executive Incentive Plan Awards.
     During the Term, you shall be a participant in the Company’s Amended and Restated Executive Incentive Plan (the “EIP”). On or prior to February 28 of each of 2009, 2010 and 2011, you shall be granted an award under the EIP (each, an “EIP Award”) of that number of share units under the EIP equal to US$750,000 divided by the Fair Market Value (as defined in the 2006 Share Incentive Plan) of a Common Share on

the date of grant of such EIP Award, with a Performance Cycle (as defined in the EIP) of three years. In the event that your employment with the Company terminates upon or after the expiration of the Term, you shall be entitled to receive payment in respect of each EIP Award on a prorated basis based on your period of service with the Company and the performance levels achieved by the Company for the Performance Cycle as of the end of the fiscal quarter preceding the termination of your employment with the Company, provided that such payment shall be conditioned upon compliance with Section 16 hereof. The terms and conditions, including the date and the form of payment, of each EIP Award shall be determined by the Committee in its sole discretion, in accordance with the terms of the EIP and the award agreement reflecting such EIP Award.
7. Share Ownership Guidelines.
     Prior to the date hereof, you had achieved your required share ownership level of 100,000 Common Shares under the Guidelines. You shall be required to maintain such level during the Term, subject to certain exceptions set forth in the Guidelines.
8. Employee Benefits.
     During the Term, you shall be eligible to participate in the employee benefit plans and arrangements that are generally available to senior executives of the Company, subject to the terms and conditions of such plans and arrangements. The Board reserves the right to amend or terminate any employee benefit plan or arrangement at any time, and to adopt any new plan or arrangement.
9. Expatriate Benefits.
     (a) During the Term, the Company shall reimburse you and your family for first-class roundtrip air travel to the United States on up to four occasions per year.
     (b) During the Term, the Company shall provide you with a housing allowance of US$40,000 per month and a car allowance of US$700 per month (or such higher housing or car allowances as are approved by the Committee).
     (c) The Company shall pay any fees and expenses, including legal expenses, incurred in connection with obtaining and maintaining for you any work permits required by the Bermuda governmental authorities.
     (d) You shall be responsible for any tax liability associated with any payments or reimbursements under this Section 9.
10. Business Expenses.
     During the Term, the Company shall reimburse you for all reasonable expenses incurred by you in carrying out your duties and responsibilities under this Letter Agreement, in accordance with the Company’s policies for senior executives as in effect from time to time.

11. Termination of Employment.
     (a) Termination for Good Reason; Termination Without Cause. If you terminate your employment during the Term for Good Reason (as defined below) or if your employment is terminated during the Term by the Company without Cause (as defined below), (i) you shall receive a lump sum cash payment equal to the sum of (A) US$2,250,000 and (B) any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; (ii) all unvested equity awards held by you (other than awards under the EIP) shall vest and/or become fully exercisable, (iii)  you shall be entitled to receive a prorated Annual Bonus for the calendar year in which the termination of your employment occurred (the “AIP Payment”) equal to the Formula Bonus Amount for such calendar year multiplied by a fraction the numerator of which is the number of days of your service with the Company in such calendar year and the denominator of which is 365, payable at the time provided for in Section 15 hereof; and (iv) your entitlement to payments in respect of outstanding awards under the EIP shall be determined in accordance with the terms thereof. Payment and vesting of any amount under this Section 11(a) shall be conditioned upon compliance with Section 16 hereof. The parties hereto acknowledge that the Company’s Change in Control Severance Plan provides that any amounts payable to you pursuant to any other plan or agreement with the Company on account of the termination of your employment, including, without limitation, this Letter Agreement, shall be offset against any payments made to you pursuant to the Company’s Change in Control Severance Plan to the extent necessary to avoid duplication of benefits.
     (b) Termination Other than for Good Reason; Termination for Cause. If you terminate your employment during the Term other than for Good Reason or if your employment is terminated during the Term by the Company for Cause, all unvested equity awards (including all outstanding awards under the EIP) and your entitlement to an Annual Bonus for the calendar year in which the termination of your employment occurred shall be forfeited, and you shall receive no further payments, compensation or benefits under this Letter Agreement, except you shall receive, upon the effectiveness of such termination, any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement.
     (c) Death or Disability. Upon the termination of your employment during the Term on account of your death or Disability (as defined below), (i) you or your beneficiaries shall receive any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; (ii) all unvested equity awards held by you (other than awards under the EIP) that would have vested or that would have become exercisable within one year after your death or Disability shall vest and/or become fully exercisable, and (iii) your entitlement to payments in respect of outstanding awards under the EIP shall be determined in accordance with the terms thereof. Payment and vesting of any amount under this Section 11(c) shall be conditioned upon compliance with Section 16 hereof.
     (d) Non-Extension. In the event that your employment with the Company terminates upon the expiration of the Term, you shall be entitled to receive (i) a prorated Annual Bonus in accordance with Section 4(ii) hereof, (ii) payment in respect of each EIP Award in accordance with Section 6 hereof, and (iii) any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the Company’s employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement. Payment and vesting of any amount under this Section 11(d) shall be conditioned upon compliance with Section 16 hereof.
     (e) Relocation. Following your Separation from Service (as defined below) from the Company (other than resulting from a termination for Cause or a resignation other than for Good Reason), the Company shall reimburse you up to a maximum of US$50,000 for the costs and expenses reasonably incurred by you (including duty taxes) within the first twelve months after the Separation from Service in connection with your family’s relocation from Bermuda. You shall be responsible for any tax liability associated with any reimbursements under this Section 11(e).
     (f) Definitions. For purposes of this Letter Agreement, the terms set forth below shall have the following meanings:
     (i) “Cause” means (A) your willful and continued failure to substantially perform your duties hereunder; (B) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (C) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or any of its subsidiaries, or other willful act that materially damages the reputation of the Company or any of its subsidiaries; (D) your breach of any restrictive covenants in Section 12 hereof or in any option or other award agreement between you and the Company; (E)  the sale, transfer or hypothecation by you during the Term of Common Shares in violation of the Guidelines; (F) you abandon Bermuda as your primary residence prior to August 1, 2011 without the prior written consent of the Governance Committee of the Board, or (G) you fail to maintain Bermuda as the location of your principal business office without the prior written consent of the Governance Committee of the Board; provided, however, that no such act, failure to act or event that is capable of being cured by you shall be treated as “Cause” under this Letter Agreement unless you have been provided a detailed, written statement of the basis for the Company’s belief that such act, failure to act or event constitutes “Cause” and have had at least thirty (30) days after receipt of such statement to cure such act, failure to act or event. For purposes of this Section 11(f)(i), no act or failure to act shall be considered “willful” unless it is done, or failed to be done, in bad faith, and without reasonable belief that the act or failure to act was in the best interest of the Company.

     (ii) “Good Reason” means, without your express written consent, (A) the Company reduces your Base Salary or your Target Bonus; (B) the Company reduces the scope of your duties, responsibilities, power or authority; (C) you are required to report to anyone other than the Board; (D) you are required to be principally based in any location other than in the Company’s offices in Bermuda or New York; or (E) the Company breaches any other material provision of this Letter Agreement; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason, and deliver such consent to the Company in writing, then such reduction or change shall not constitute “Good Reason” hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction or change described above.
     (iii) “Disability” means a termination of your employment by the Company, if you have been rendered incapable of performing your duties by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (A) six or more consecutive months from the first date of your absence due to the disability or (B) nine or more months during any twelve-month period.
     (iv) “Separation from Service” shall have the meaning set forth in Section 409A of the Code.
     (v) “Code” means the Internal Revenue Code of 1986, as amended.
12. Covenants.
     In exchange for the remuneration outlined above, in addition to providing services to the Company as set forth in this Letter Agreement, you agree to the following covenants, which you agree are intended to survive the Term and any termination or expiration of this Letter Agreement:
     (a) Confidentiality. During the period of your employment and for all periods following any termination of your employment for any reason, you shall keep confidential any trade secrets and confidential or proprietary information of the Company (and its subsidiaries and affiliates) which are now known to you or which hereafter may become known to you as a result of your employment or association with the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company (or its subsidiaries or affiliates) during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to the Company (or its subsidiaries or affiliates) which has a significant business purpose and is not known or generally available from sources outside the Company (or its subsidiaries or affiliates) or typical of industry practice, but shall not include any of the foregoing (i) information that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by you or (ii) information that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to the Company to enable the Company (or its subsidiaries or affiliates) to seek an appropriate protective order or confidential treatment.
     (b) Return of Company Information. In the event of the termination of your employment for any reason, you shall deliver to the Company all of (i) the property of the Company (and its subsidiaries and affiliates) and (ii) the documents and data of any nature and in whatever medium of the Company (and its subsidiaries and affiliates), and you shall not take with you any such property, documents or data, or any reproduction thereof, or any documents containing or pertaining to any trade secrets and confidential or proprietary information of the Company (and its subsidiaries and affiliates) as defined in paragraph (a) above.
     (c) Non-Solicitation and Non-Hire. You covenant that during the period of your employment with the Company and during the twenty-four month period following termination of such employment for any reason (the “Restricted Period”), you shall not, without the prior written consent of the Governance Committee of the Board, directly or indirectly, solicit, hire or cause to be solicited or hired by an enterprise with which you may ultimately become associated, any employee of the Company (or its subsidiaries or affiliates) whose annual compensation exceeds $100,000.
     (d) Non-Competition. You covenant that during the period of your employment with the Company and during the Restricted Period, you shall not, without the prior written consent of the Governance Committee of the Board, directly or indirectly, engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than two percent (2%) of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in or be connected in any manner with, (i) any reinsurance business, (ii) any business directly engaged in the sale of derivatives used primarily as an alternative to reinsurance, or (iii) any insurance business that competes with any insurance business engaged in by the Company or any of its subsidiaries or in which the Company or any of its subsidiaries have plans to engage, in either case at the time of the termination of your employment.
     (e) Non-Disparagement. You agree that you shall not at any time following the date hereof engage in any conduct with the intent to injure, or make any statements or express any views that disparage, the business reputation or interests of the Company or its subsidiaries or any of their respective directors and officers. The Company agrees that the Company, its subsidiaries and their respective directors and officers shall not at any time following the date hereof engage in any conduct with the intent to injure, or make any statements or express any views that disparage, you, your business reputation or interests. Notwithstanding the foregoing, this Section 12(e) shall not apply to truthful communications the respective parties are required by law to make to any governmental, regulatory or self-regulatory entity.

     (f) Enforcement. You acknowledge that if you breach any provision of this Section 12, the Company (or its subsidiaries or affiliates) will suffer irreparable injury. It is therefore agreed that the Company (or its subsidiaries or affiliates) shall have the right to enjoin any such breach, without posting any bond, if permitted by a court of the applicable jurisdiction. You hereby waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive or other equitable relief shall not limit any other rights or remedies which the Company (or its subsidiaries or affiliates) may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this Section 12 are reasonable and necessary for the successful operation of the Company. In the event an arbitrator or a court of competent jurisdiction determines that you have breached your obligations in any material respect under this Section 12, the Company, in addition to pursuing all available remedies under this Letter Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to you under this Letter Agreement. If any provision of this Section 12 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Letter Agreement, you and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 12 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).
13. Post-Termination Cooperation.
     For a period of five years following any termination of your employment with the Company, you agree to reasonably cooperate with and assist the Company (and its subsidiaries and affiliates) in any matter or dispute in which the Company (and its subsidiaries and affiliates) is involved or may be involved in the future, and in which you may have been involved. Such cooperation and assistance shall be provided at a time and in a manner which are mutually and reasonably agreeable to you and the Company, and shall include, without limitation, providing information, documents and testimony, submitting to depositions, and generally cooperating to assist the Company (and its subsidiaries and affiliates). After the first 50 hours of such cooperation, which shall be provided by you for no compensation other than as provided in the last sentence of this Section 13, the Company shall pay you $500 per hour for any such cooperation, payable within thirty days following the provision of such cooperation. The Company shall also reimburse you for reasonable out-of-pocket expenses in connection with such cooperation.
14. Miscellaneous Provisions.
     (a) All compensation paid to you under this Letter Agreement shall be subject to all applicable income tax, employment tax and other non-U.S. and U.S. federal, state and local tax withholdings and deductions.
     (b) This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supercedes any and all prior agreements or understandings between you and the Company or any of its subsidiaries or affiliates with respect to the subject matter hereof, whether written or oral, including, without limitation, the letter agreement between you and the Company dated August 4, 2004 and the amendment thereto dated February 21, 2007; provided, however, that this Letter Agreement shall not have any impact on any outstanding awards granted to you under any bonus, incentive or equity-based compensation plan of the Company, and shall not affect your participation in any such plan or other employee benefit of the Company (including, without limitation, the Change in Control Severance Plan), except in each case to the extent explicitly set forth in this Letter Agreement. Any amendment or termination of this Letter Agreement must be in writing and signed by you and the Company.
     (c) This Letter Agreement may be executed in any number of counterparts which together shall constitute but one agreement.
     (d) This Letter Agreement shall be binding on and inure to the benefit of the Company’s successors and permitted assigns and, in your case, your estate, heirs and legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by you without the prior written consent of the Governance Committee of the Board, and may not be assigned by the Company without your prior written consent.
     (e) Subject to Section 12(f) hereof, all disputes arising under or related to this Letter Agreement shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party’s costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party.
     (f) All notices under this Letter Agreement shall be in writing and shall be deemed effective when delivered in person, or five (5) days after deposit thereof in the mail, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice shall be sent to each party as follows:
You, to:
The address maintained in the Company’s records
The Company, to:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Chairman of the Board of Directors

With a copy to:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: General Counsel
In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed fax or e-mail, which shall be effective upon receipt.
     (g) This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.
     (h) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.
15. Section 409A.
     (a) Any payments under Section 11 hereof that are considered Deferred Compensation (within the meaning of Section 409A of the Code), other than the 2011 Bonus Payment, the AIP Payment or any payment governed by a separate award agreement, shall be made on the date that is thirty (30) days immediately following the date that you experience a Separation from Service from the Company, provided that if you are terminated in connection with an exit incentive or other employment termination program offered to a group or class of employees (within the meaning of the Age Discrimination in Employment Act of 1967, as amended), any such payments shall be made on the date that is sixty (60) days immediately following the date you experience a Separation from Service. Each of the 2011 Bonus Payment and the AIP Payment shall be paid on the later of (i) the date of payment of all other Annual Bonuses for the calendar year to which it relates, or (ii) the date of payment provided for in the immediately preceding sentence, provided that in no event shall either the 2011 Bonus Payment or the AIP Payment be paid in a calendar year other than the calendar year immediately following the calendar year to which it relates. Notwithstanding the foregoing, if you are a Specified Employee (as defined under Section 409A of the Code) at the time of such Separation from Service, any payments under this Letter Agreement that are considered Deferred Compensation that would be made within the six-month period immediately following the Separation from Service shall instead be made on the first business day following the date that is six months following such Separation from Service (or upon your death, if earlier).
     (b) All reimbursements and in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred (or such earlier date if specified in this Letter Agreement), and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     (c) To the extent applicable, it is intended that this Letter Agreement shall comply with the provisions of Section 409A of the Code. This Letter Agreement shall be construed and applied in a manner consistent with this intent.
16. Release.
     All payments and benefits provided under Sections 11(a), 11(c) and 11(d) hereof (which includes payments provided under Sections 4(ii) and 6 hereof) shall be conditioned upon you (or if applicable, your estate, heirs or legal representatives) executing and honoring a Full and Complete Waiver, Release and Agreement substantially in the form attached hereto as Exhibit B (the “Release”). If the Release is not executed, valid and irrevocable prior to the date a payment would be due under Sections 11(a), 11(c) or 11(d) hereof, then such payment shall be forfeited.
     If this Letter Agreement correctly reflects your understanding, please sign and return one copy to the Company for the Company’s records.

Platinum Underwriters Holdings, Ltd.
By:	/s/ Dan R. Carmichael
	Name:	Dan R. Carmichael
	Title:	Chairman of the Board of Directors

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date first written above.

/s/ Michael D. Price

Name: Michael D. Price

EXHIBIT A
PLATINUM UNDERWRITERS HOLDINGS, LTD.
RESTRICTED SHARE AWARD AGREEMENT
     RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”), dated as of August 1, 2008 (the “Date of Grant”), between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”) and Michael D. Price (the “Grantee”). Capitalized terms used herein but not defined shall have the meanings attributed to them in the Company’s 2006 Share Incentive Plan (the “Plan”).
     Pursuant to the Plan, the Company has authorized the execution and delivery of this Agreement. A copy of the Plan as in effect on the Date of Grant has been supplied to the Grantee, and the Grantee hereby acknowledges receipt thereof.
          Section 1. Restricted Share Award. The Company grants to the Grantee, on the terms and conditions hereinafter set forth, a restricted share award with respect to 100,000 common shares of the Company, par value US$.01 per share (the “Restricted Shares”).
          Section 2. Vesting of Restricted Shares. Subject to Section 3 hereof, the Restricted Shares shall become vested and nonforfeitable based on the continued employment of the Grantee with the Company or a Subsidiary in accordance with the following vesting schedule:

Vesting Date	Number of Shares
1. July, 31 2009	33,333
2. July 31, 2010	33,333
3. July 31, 2011	33,334
          Section 3. Termination of Employment; Breach of Certain Restrictive Covenants. If the Grantee’s employment with the Company or any Subsidiary is terminated prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the Grantee shall (i) forfeit his interest in the Restricted Shares that have not yet become vested, (ii) assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and (iii) cease for all purposes to be a shareholder with respect to such shares. Notwithstanding the foregoing, (A) if the Grantee’s employment is terminated by the Grantee for “Good Reason” or by the Company or any of its Subsidiaries without “Cause” (each as defined in the Grantee’s employment agreement with the Company, dated July ___, 2008, (the “Employment Agreement”)), then the transfer restrictions and forfeiture conditions imposed hereunder on any unvested Restricted Shares shall immediately lapse and all such unvested Restricted Shares shall become fully vested without regard to the vesting requirements set forth in Section 2 hereof, (B) if the Grantee’s employment is terminated on account of the Grantee’s death or

“Disability” (as defined in the Employment Agreement), then the transfer restrictions and forfeiture conditions imposed hereunder on that number of unvested Restricted Shares that would have become vested in accordance with the provisions of Section 2 in the one-year period following such death or Disability had Grantee’s employment not been terminated shall immediately lapse and such unvested Restricted Shares shall become fully vested, and (C) if the Grantee’s employment is terminated by the Company for Cause or if the Grantee breaches Section 12(c) or Section 12(d) of the Employment Agreement, then the Company may require the Grantee to return to the Company any or all of the Common Shares granted hereunder, whether vested or unvested, in such manner and on such terms and conditions as may be required by the Committee.
          Section 4. Rights as a Shareholder. Subject to the otherwise applicable provisions of this Agreement, the Grantee will have all rights of a shareholder with respect to the Restricted Shares granted to the Grantee hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.
          Section 5. Restrictions on Transfer. Neither this Agreement nor any Restricted Shares covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, otherwise than to the Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such Restricted Shares to be thus disposed of have become vested in accordance with Section 2 hereof. The certificate or certificates representing shares delivered pursuant to this Agreement shall bear a legend referring to the nontransferability or assignability of such shares pursuant to this Section, and a stop-transfer order against such certificate or certificates will be placed by the Company with its transfer agents and registrars. At the discretion of the Committee, in lieu of issuing a share certificate to the Grantee, the Company may hold the Restricted Shares in escrow during the period such shares remain subject to the vesting restrictions and other restrictions provided hereunder.
          Section 6. Investment Representation. Upon acquisition of Restricted Shares at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Shares, the Grantee hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Restricted Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Grantee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate for Common Shares, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

          Section 7. Changes in Common Shares. If there shall occur any recapitalization, reclassification, share dividend, extraordinary dividend, share split, reverse share split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Grantee and consistent with the terms of the Plan, cause an adjustment in (i) the number and kind of shares subject to the Award and (ii) any other terms of the Award that are affected by the event.
          Section 8. No Right of Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.
          Section 9. Section 83(b) Election; Withholding. The Grantee may make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares by filing a copy of such election with the Company within 30 days of the Date of Grant. If the Grantee makes such an election, the grant of Restricted Shares shall be conditioned upon the prompt payment by the Grantee to the Company of an amount equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the “Withholding Taxes”) in connection with such election. If the Grantee does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the Grantee shall pay to the Company any applicable Withholding Taxes upon the lapse of the vesting restrictions, and the lapse of the restrictions shall be conditioned upon the prior payment of any such applicable Withholding Taxes by the Grantee.
          Section 10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.
          Section 11. Notices. All notices or other communications which are required or permitted hereunder shall be deemed sufficient if contained in a written instrument given by personal delivery, telex, telecopier, telegram, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

if to the Company, to:

Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Chairman of the Board of Directors

with a copy to:

Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: General Counsel

if to the Grantee, to:

The address maintained in the Company’s records
All such notices, advances and communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, upon receipt of machine confirmation, and (c) in the case of mailing, on the third business day following such mailing.
          Section 12. Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.
          Section 13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the choice of law rules thereof.
          Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          Section 15. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:
Name:
Title:

GRANTEE
By:
	Name:	Michael D. Price

EXHIBIT B
FULL AND COMPLETE WAIVER, RELEASE
AND AGREEMENT
(this “Release”)
     I, Michael D. Price, in consideration of the benefits provided in my employment agreement with Platinum Underwriters Holdings, Ltd., dated                     , (the “Employment Agreement”) for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Underwriters Holdings, Ltd., and its subsidiaries, affiliates predecessors, successors, agents and representatives (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., the New York State and New York City Human Rights Laws, and equivalent provisions under Bermuda law (including, without limitation, the Employment Act 2000 and the Human Rights Act 1981), whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Waiver, Release and Agreement (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the “Released Claims”). I specifically waive the benefit of any statute or rule of law which, if applied to this Release, would otherwise exclude from its binding affect any claims not now known by me to exist. This Release does not purport to waive (i) claims arising under these laws after the date of this Release or any claims for breach of this Release, (ii) claims relating to post-termination benefits provided under the terms of the Employment Agreement or (iii) any claims to post-termination benefits under the terms of any employee benefit plan of the Companies.
     I further agree, promise and covenant that, to the maximum extent permitted by law, neither I nor any person, organization, or other entity acting on my behalf has filed or will file any complaint, charge, claim or suit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Companies or any other releasee involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release. This Release shall not affect any rights I may have under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.
     I hereby warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:
1.	This Release is in exchange for the Benefits, to which I would otherwise not be entitled;

2.	I am hereby advised to consult and have had the opportunity to consult with an attorney before signing this Release;

3.	I have twenty-one (21) days from my receipt of this Release within which to consider whether or not to sign it;

4.	I have seven (7) days following my signature of this Release to revoke the Release; and

5.	This Release shall not become effective or enforceable until the revocation period of seven (7) days has expired.
     If I choose to revoke this Release, I must do so by notifying Platinum Underwriters Holdings, Ltd. in writing. This written notice of revocation must be faxed and mailed by first class mail within the seven (7) day revocation period and addressed as follows:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda
Attention: General Counsel
Fax: 441-295-4605

With a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Linda E. Ransom, Esq.
Fax: 212-259-6333
     This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
     In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Michael D. Price
Dated: